EXHIBIT 10.4


                            ALPHA/BETA TEST AGREEMENT

AGREEMENT dated as of March 20, 1997 by and between Casdim International Systems, Inc., a Colorado corporation with a principal office at 90 Park Avenue, New York, New York ("Casdim"), and Ramada Franchise Systems, Inc, a Delaware corporation with an office at 339 Jefferson Road, Parsippany, NJ 07054 ("RFS").

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In the consideration of the mutual agreements and covenants herein,  the parties agree as follows:

          1. Recitals

Casdim is in the business of developing, manufacturing, marketing and distributing multi-media, electronic information products. RFS is the franchisor of the Ramada guest lodging facility system ("Systems"). RFS desires to have developed for placement, on a test basis, in certain lodging facilities operated by its franchisees ("Test Facilities") interactive, electronic kiosks ("Kiosks") and pay-per-use information systems ("PPU's"), with the intention of promoting the installation of Kiosks and PPU's throughout the System (the "Project"). Casdim is willing to develop and install Kiosks and PPU's in the Test Facilities.

          2. CASDIM's Duties

(a) CASDIM will work with RFS to establish, not later than April 30, 1997, mutually acceptable specifications for the services and in-room content offered by the Kiosks and PPU's the "specifications."

(b) CASDIM, at its own cost, shall undertake to develop Kiosks and PPU's with the specifications.

(c) CASDIM, at its own cost, shall provide all hardware and software necessary to operate the Kiosks and the PPU, and shall install such number of Kiosks and PPU units as the parties shall mutually determine is sufficient for a valid test at the selected Alpha Test Sites. For purposes of the testing phase, there shall be no requirement that RFS or any franchisee modify any applicable CRS nor an interface between the CRS and the PMS. The Kiosks and the PPU shall be installed and operational at the Alpha Test Sites in or about June, 1997 with the Alpha Test completed no later than July 31, 1997.

(d) If both parties agree that the Alpha Test was successful and meet their needs, CASDIM, at its own cost, shall provide hardware and software necessary to operate Kiosks and PPU's, and shall install such number of Kiosks and PPU units as the parties shall mutually determine is sufficient for a valid test at the Beta Test Sites. The Kiosks and PPU's shall be installed and operational at the Beta Test Sites in or about September 1997 with the Beta Test completed no later than March 31, 1998.




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(e)  Casdim agrees to leave the cabling and infrastructure at test hotels in the same condition as when the project began.

3.   RFS' Duties

(a) RFS shall select three alpha test sites and nine beta test sites, subject to the approval of CASDIM, for installation of Kiosk's and PPU's.

(b) RFS shall act as a facilitator at each test site conducting pre-installation property approval, television hardware inventory, providing checklists of services and participating on a project development team, led by CASDIM.

(c) RFS shall provide to CASDIM all relevant technical and market data and use its best reasonable efforts to promote the success of the Project.

(D) RFS shall cause the Test Facilities to promote and advertise the Kiosks and PPU's in the Test Facilities, specifically: tent cards, counter cards on property, directory coverage, reservation center promotion and promotions to RBC members.

4.      Full Systems Implementation:

If both parties determine that the Kiosks and PPU's installed at the Alpha and Best Test Sites comply with the Specifications and meet their needs, they shall use their best reasonable efforts to enter into an agreement for full system implementation that shall include the following:

(a) CASDIM shall, as an independent contractor, manufacture, install and maintain Kiosks and PPU's in participating RFS franchised facilities ("Participating Facilities") at no charge to RFS or the Participating Facility.

(b) RFS shall assist in establishing specifications, provide technical interface with its system, shall market to the franchised facilities, the Kiosks and PPU's and sell advertising in connection with Kiosks and PPU's. RFS shall, directly or indirectly, use reasonable efforts to encourage the franchised facilities to have Kiosks and PPU's installed and maintained at their facilities by CASDIM and to maximize revenue from Kiosks and PPU's. RFS shall provide to CASDIM a target list of qualifying facilities. CASDIM recognizes and acknowledges that the franchised facilities are individually owned and operated and that RFS can recommend, but not compel, their participation in this program.

(c) RFS shall exclusively recommend CASDIM to the franchised facilities for the installation of electronic kiosks and Pay-Per-Use systems if certain mutually agreed criteria are satisfied. No other provider of Pay Per Use information and transactional services shall be recommended or supported by RFS.

(d) RFS shall specify PMS interfaces to its subsidiaries PMS suppliers to interface with Kiosks and PPU's as necessary.

(e) RFS shall use its reasonable efforts to encourage its preferred vendors to advertise in the Kiosks and PPU's. If mutually agreed by the parties, participating preferred vendors will receive discounts from CASDIM's standard advertising rates.


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(f)  A commission  structure and revenue  sharing  formula for  advertising  and other revenue shall be developed that is mutually acceptable to the parties.

(g) CASDIM shall install and maintain Kiosks and PPU's in RFS' Participating Facilities on a priority basis vis-a-vis other lodging providers.

5.   Inventions, Proprietary Information and Rights, and Confidentiality.

(a) Inventions and Proprietary Rights. All inventions, know-how, technology, technical designs, technical data, manufacturing processes, quality control techniques and tests, operating techniques and methods, engineering designs, apparatus and ideas of a technical nature which result therefrom or are embraced therein or relate thereto, whether or not reduced to writing and whether patentable or unpatentable, improvements thereof or developments in respect thereto, together with all expertise owned, possessed by or in respect of which CASDIM has the right to grant licenses or rights at any time during the term of this Agreement relating to Kiosks or PPU's ("Technology") and conceived or first reduced to practice, as that term is used before the U.S. Patent and Trademark Office, in the development of Kiosks or PPU's, whether prior or subsequent to the date of this Agreement, shall be the sole and exclusive property of CASDIM, and CASDIM shall retain any and all rights to file any patent applications thereon.

(b)  Proprietary Information and Confidentiality.

     (i) CASDIM and RFS agree that any proprietary information which is furnished by either party relating to the Project will be maintained by the receiving party in confidence during the term of this Agreement, and for five (5) years following termination of this agreement, to the same extent that the receiving party protects its own proprietary information. The receiving party shall use the proprietary information only for the purposes set forth herein and shall not assign, transfer or disclose it outside of its organization or System except to its attorneys, accountants, or other consultants on a need to know basis. The receiving party shall not disclose such proprietary information to any party without a need to know or to any party who is not subject of a non-disclosure agreement with the receiving party.

          (ii) During the term of this Agreement, neither party shall be under any obligation to maintain in confidence any portion of the received information which:

               (1) is now or which hereafter, becomes generally known or available through no fault of the receiving party;

               (2)  is known at the time of receiving such information:

               (3) is furnished to others by the disclosing party without restriction upon disclosure; or

               (4) is hereafter furnished to the receiving party, by a third party, as a matter of right and without restriction of disclosure.



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               (5)  is  subpoenaed  or  otherwise  demanded by a court of law or similar tribunal provided that the receiving party provides timely notification to the disclosing party and makes any reasonable efforts required by the disclosing party to protect the confidentiality of such information including, without limitation, obtaining a protective order for such information.

(c) Return of Papers Each party shall promptly, whenever required by the other, deliver all documents, papers, and records which may have been prepared by or have come into such party's possession in the course of the Project which contain proprietary information and such party shall not be entitled to or shall retain any copies thereof.

(d) Fairness The parties hereto agree and acknowledge that the restrictions set forth in this Section 5 hereof are the result of arm's length bargaining, are fair and reasonable, and are reasonably required for the protection of the interests of the parties.

6. The term of this Agreement shall be from the date first set forth above until the parties have completed their obligations hereunder or December 31, 2001, which ever occurs first.

7.   Miscellaneous

(a) Binding Effect This Agreement will inure to the benefit of and shall be binding upon the parties hereto, their successors and permitted assigns.

(b) Entire Agreement This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings with respect thereto and cannot be modified, amended, waived or terminated, in whole or in part, except in writing signed by the party to be charged.

(c) Construction While the parties hereto believe that the terms hereof are fair, reasonable and enforceable in all respects, it is agreed that any provision of this Agreement which is held to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d) Assignment This Agreement may not be assigned by a party without the prior written consent of the other and any purported assignment hereof in violation of this provision shall be null and void.

(e) Governing Law and Venue This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to the conflict of laws provisions thereof.

Each party irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal court located in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any act taken or omitted hereunder and waives and agrees not to assert in any such action, suit or other proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or other proceeding is brought in an inconvenient forum or that the venue of the action, suit or other proceeding is improper.


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(f)  Independent Contractors The parties are independent contractors and neither party shall have authority bind the other to any obligation.

(g) Survival The provisions of Sections 5 and this Section 7 shall survive any termination of this Agreement.



IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



CASDIM INTERNATIONAL                                RAMADA FRANCHISE
SYSTEMS, INC.                                       SYSTEMS, INC.


By: /s/Yehuda Shimshon                              By: /s/W. Scott, Jr.
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